BlackRock Pennsylvania Strategic Municipal Trust

FILE #811-09417

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
12/07/07	PUERTO RICO PUB BLDGS AUTH REV GTD	745,290,000	500,000

Lehman Brothers, Bear, Stearns & Co., Inc., RBC Capital Markets, Banc of America Securities LLC, BBVAPR MSD, Citi, DEPFA First Albany Securities, LLC, Goldman, Sachs & Co., JPMorgan, Loop Capital, Merrill Lynch & Co., Morgan Stanley, Oriental Financial Services, Popular Securities, Samuel A. Ramirez & Co., Inc., Santander Securities, Scotia Capital, TCM Capital, UBS Investment Bank, Wachovia Capital Markets, LLC

3/7/2008	PUERTO RICO COMWLTH AQUEDUCT & SWR	1,316,204,456	200,000

Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated, Bear, Stearns & Co. Inc, Banc of America Securities LLC, BBVAPR MSD, DEPFA First Albany Securities LLP, Eurobank MSD, Goldman, Sachs & Co., JP Morgan, Lehman Brothers, Loop Capital Markets, Merrill Lynch & Co., Oppenheimer & Co. Inc., Oriental Financial Services, Popular Securities, RBC Capital Markets, Samuel Ramirez & Co., Santander Securities, Scotia Capital, UBS Investment Bank, Wachovia Capital Markets, LLC

BlackRock Pennsylvania Strategic Municipal Trust

FILE #811-09417

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
6/19/2008	PUERTO RICO ELEC PWR AUTH PWR REV	697,345,000	2,000,000

JPMorgan, Morgan Stanley, Wachovia Capital Markets, LLC, Banc of America Securities LLC, BBVAPR MSD, Goldman, Sachs & Co., Citi, DEPFA First Albany Securities LLC, Eurobank MSD, Lehman Brothers, Loop Capital Markets, Merrill Lynch & Co., Oppenheimer & Co.

10/30/08	PHILADELPHIA PA SCH DIST FOR ISSUE	396,580,000	700,000	Goldman, Sachs & Co., Banc of America Securities LLC, PNC Capital Markets, LLC, Siebert Brandford Shank & Co., LLC, Citi, Janney Montgomery Scott LLC, Merrill Lynch & Co., Ramirez & Co., Inc.